AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
PRO FINANCIAL HOLDINGS, INC.

Pursuant to Section 607.1005 and Section 607.1007 Florida Statutes, the undersigned incorporator of Pro Financial Holdings, Inc. (“Corporation”) hereby files these Amended and Restated Articles of Incorporation.

WHEREAS, on this date no shares of the Corporation have been issued; and

WHEREAS, the incorporator wishes to amend and restate the Corporation’s Articles of Incorporation;

NOW THEREFORE, the incorporator, pursuant to Section 607.1005, Florida Statutes, hereby adopts these Amended and Restated Articles of Incorporation as follows:

ARTICLE I - NAME

The name of the Corporation is Pro Financial Holdings, Inc. The principal place of business of the Corporation shall be 2457 Care Drive, Tallahassee, Florida, or at such other place within the State of Florida as the Board of Directors may designate.

ARTICLE II - NATURE OF BUSINESS

The Corporation may engage in or transact any or all lawful activities or business permitted under the laws of the United States and the State of Florida, or any other state, county, territory or nation.

ARTICLE III - CAPITAL STOCK

Section 1 - Classes of Stock: The total number of shares of all classes of capital stock which the corporation shall have authority to issue is 10,000,000 consisting of:

A.  1,000,000 shares of preferred stock; and

B.  9,000,000 shares of common stock; par value one cent ($0.01) per share.

Section 2 - Common Stock: There shall be one class of common stock. Each share of common stock shall have the same relative rights and be identical in all respects with every other share of common stock. The holders of common stock are entitled to elect the members of the Board of Directors of the Corporation and such holders are entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Corporation. Each holder of common stock is entitled to one vote per share. No holder of any class of stock has preemptive rights with respect to the issuance of shares of that or any other class of stock and the holders of common stock are not entitled to cumulative voting rights with respect to the election of directors.

Section 3 - Preferred Stock: The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of preferred stock in series, and by filing a preferred stock designation certificate pursuant to the applicable laws of the State of Florida, to establish from time to time the number of shares to be included in each such series and to fix the stated value, designation, powers, preferences and right of the share of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the common stock, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation certificate.

Section 4 - Series A Preferred Stock. There is hereby established a Series A Preferred Stock with the following relative rights and preferences:

1. Designation. The designation of the series of preferred stock created hereby shall be Series A Preferred Stock, $0.01 par value (hereinafter referred to as “Series A Preferred Stock”), and the number of shares constituting such series shall be 5,000 shares. The Series A Preferred Stock shall rank superior to the common stock of the Company with respect to the payment of dividends and the distribution of assets.

2. Dividend Rights. The holders of shares of Series A Preferred Stock shall be entitled to receive dividends or other distributions when and as declared by the Board of Directors, out of funds legally available therefor.

3. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to shareholders, an amount equal to $100.00 per share to any distribution to holders of Common Stock of the Company.

4. Redemption. The Company may redeem shares of Series A Preferred Stock at any time after issuance, at a redemption price of $100.00 per share. Notice of any redemption shall be given in person or by first class mail, postage prepaid, mailed not less than five days nor more than 30 days prior to the date fixed for redemption to the holders of record of the shares to be redeemed. After the date of redemption and notwithstanding the fact that any shares called for redemption shall not have been surrendered for cancellation, on and after such date the shares represented thereby called for redemption shall be deemed to be no longer outstanding, and all rights of the holders of such shares shall cease except for the right to receive the redemption value of the shares.

5. No Voting Rights. Except as otherwise required by law, the holders of Series A Preferred Stock shall not be entitled to vote.

6. Reacquired Shares. Shares of Series A Preferred Stock converted, redeemed, or otherwise purchased or acquired by the Company shall be restored to the status of authorized and unissued shares of preferred stock without designation as to series.

7. No Sinking Fund. Shares of Series A Preferred Stock are not subject to the operation of a sinking fund.

ARTICLE IV - TERM OF EXISTENCE

This Corporation is to exist perpetually.

ARTICLE V - MANAGEMENT OF THE BUSINESS OF THE CORPORATION

Section 1 - Authority of the Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by Florida law, these Articles of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2 - Action by the Shareholders. Any action required or permitted to be taken by the shareholders of the Corporation may be effected at a duly called Annual or Special Meeting of Shareholders of the Corporation or by a consent in writing by such shareholders pursuant to Section 607.0704, Florida Statutes.

Section 3- Special Meetings of the Shareholders. Special Meetings of Shareholders of the Corporation may be called by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), the Chairman of the Board or the President of the Corporation, and a special meeting shall be called by the President or the Chairman at the request in writing by shareholders holding at least one third of the outstanding shares of the Corporation.

ARTICLE VI - NUMBER OF DIRECTORS

Section 1 - Number of Directors: The Board of Directors of the Corporation shall be of one class and comprised of not less than one (1) nor more than fifteen (15) directors and shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the full Board. The Board of Directors is authorized to increase the number of directors by no more than two and to immediately appoint persons to fill the new director positions until the next Annual Meeting of Shareholders, at which meeting the new director positions shall be filled by persons elected by the shareholders of the Corporation.

Section 2 - Election and Term: Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The term of initial directors of the Corporation expires at the first annual shareholders’ meeting at which directors are elected.

Section 3 - Vacancies: Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum. Directors so chosen shall hold office for a term expiring at the next Annual Meeting of Shareholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 4 - Notice: Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

Section 5 - Removal by Shareholders: Any director, or the entire Board of Directors, may be removed from office at any time by the affirmative vote of the holders of at least a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 6 - Removal by Disinterested Directors: Any director may be removed from office for “cause” by a majority of “disinterested directors.” For purposes of this Section 6, a “disinterested director is defined to be a director who is not the subject of the removal and “cause” shall mean a director’s:

1.
act of willful misconduct, self dealing, malfeasance, gross negligence, personal dishonesty, breach of fiduciary duty, intentional failure to perform stated duties, or willful violation of any law, rule or regulation (other than traffic violations or similar offenses);

2.	conduct which could negatively reflect on the Corporation in its market area or in the banking and regulatory communities;

3.
act or failure to act which is inconsistent with an oral or written commitment made to the Board and which jeopardizes the Corporation’s financial condition, business opportunities or reputation in its market area or in the banking and regulatory communities; or

4.
failure to telephonically or personally attend any three consecutive Board meetings, failure to telephonically or personally attend any two consecutive meetings of any Board committee on which the director serves, or failure to personally attend two-thirds of the Board meetings in any calendar year.

ARTICLE VII - SPECIAL VOTING PROVISIONS FOR AFFILIATED TRANSACTIONS AND BUSINESS COMBINATIONS

Section 1 - Definitions: The terms defined below shall apply for purposes of this Article VII:

1.	“Affiliated Transaction,” when used in reference to the Corporation and any Interested Shareholder (as hereinafter defined), means any of the following situations:

A.
Any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Shareholder or (ii) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate of an Interested Shareholder;

B.
Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of assets of the Corporation or any Subsidiary of the Corporation to or with any Interested Shareholder, or any Affiliate or Associate of any Interested Shareholder: (i) having an aggregate fair market value equal to 5% or more of the aggregate fair market value of all assets, determined on a consolidated basis, of the Corporation; or (ii) having an aggregate fair market value equal to 5% or more of the aggregate fair market value of all outstanding shares of the Corporation;

C.
The issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any shares of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value (as hereinafter defined) equaling or exceeding 5% or more of all the outstanding shares of the Corporation and its Subsidiaries, except pursuant to any stock option plan or stock option agreement, or pursuant to the exercise of warrants or rights to purchase stock offered, or a dividend or distribution paid or made, pro rata to all shareholders of the Corporation;

D.	The adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder;

E.
Any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

F.
Any receipt by the Interested Shareholder or any Affiliate or Associate of the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances guaranties, pledges, or other financial assistance or any tax credits or other tax advantages provided by or through the Corporation.

2.
“Interested Shareholder” means any Person who is the Beneficial Owner, directly or indirectly, of more than 10% of the outstanding voting shares of the Corporation. However, the term “Interested Shareholder” shall not include the Corporation or any Subsidiary; any savings, employee stock ownership, or other employee benefit plan of the Corporation or any Subsidiary; or any fiduciary of any such plan when acting in such capacity. For the purpose of determining whether a person is an Interested Shareholder pursuant to this Section, the number of shares of Voting Stock deemed to be outstanding shall include all shares of voting stock issued and outstanding of those shares permitted to be issued under Article III herein, but shall not include any other shares of Voting Stock that may be issuable pursuant to any contract, arrangement or understanding, upon exercise of conversion rights, warrants, options, or otherwise.

3.
“Subsidiary” means any corporation or other business organization of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in Paragraph B of this Section 1, the term “Subsidiary” shall mean only a corporation or other business entity of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

4.	“Disinterested Director” means any member of the Board of Directors who is unaffiliated with the Interested Shareholder.

5.
“Fair Market Value” means: (i) the Fair Market Value of a share on the date in question as determined by a majority of Disinterested Directors, appropriately adjusted for any dividend or distribution in shares of such stock or any combination or reclassification of outstanding shares of such stock into smaller number of shares of such stock; and (ii) in the case of property other than cash or shares, the Fair Market Value of such property on the date in question as determined by a majority of the Disinterested Directors.

6.
Reference to “Highest Per Share Price” shall in each case with respect to any class of stock reflect an appropriate adjustment for any dividend or distribution in shares of such stock or any stock split or reclassification of an outstanding share of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock.

7.	“Affiliate” shall have the meaning set forth in Section 607.0901, Florida Statutes.

8.
“Person” shall mean any individual, a group acting in concert, a corporation, a partnership, an association, a joint venture, an investors’ pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the Corporation.

9.	“Beneficial Ownership” is defined herein to mean a Person who, directly or indirectly, has the:

A.	voting power, which includes the power to vote or to direct the voting of the “Voting Stock” as that term is defined herein;

B.	investment power, which includes the power to dispose of or to direct the disposition of the Voting Stock; or

C.
the right to acquire the voting power or investment power, whether such right is exercisable immediately or only after the passage of time, pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, warrants or options, or otherwise.

10.
“Acting in Concert” means (i) knowing participation in joint activity or conscious parallel action towards a common goal with the intent to have an impact or affect on the Corporation or any of its subsidiaries whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, agreement or other arrangements, whether written or otherwise. Members of the Board of Directors of the Corporation or any of its subsidiaries shall not be deemed to be acting in concert when carrying out their duties as directors.

11.	“Voting Stock” means the outstanding shares of all classes or series of the Corporation entitled to vote generally in the election of directors.

Section 2 - Affiliated Transactions: In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in this Section, any Affiliated Transaction shall be approved by the affirmative vote of the holders of two-thirds of the Voting Stock, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required or that a lesser percentage may be specified by law or in any agreement, or otherwise.

Section 3 - Exceptions: The voting provisions of Section 2 of this Article VII shall not be applicable to a particular Affiliated Transaction if all of the conditions specified in either of the following Paragraphs 1. and 2. are met:

1.	The Affiliated Transaction has been approved by a majority of the Disinterested Directors; or

2.	In the Affiliated Transaction, consideration shall be paid to the holders of each class of voting shares and all of the following conditions shall be met:

A.
The aggregate amount of the cash and the Fair Market Value, as of the valuation date of consideration, other than cash to be received per share by the holders of Common Stock in such Affiliated Transaction are at least equal to the higher of the following:

(a)
if applicable, the Highest Per Share Price (as previously defined herein), including any brokerage commissions, transfer taxes and soliciting dealers’ fees, paid by the Interested Shareholder for any shares of Common Stock acquired by it (i) within the two-year period immediately prior to the first public announcement date of the Affiliated Transaction (“Announcement Date”), or (ii) in the transaction in which it became an Interested Shareholder, whichever is higher;

(b)
the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this Article VII as the “Determination Date”), whichever is higher;

(c)
if applicable, the price per share equal to the Fair Market Value per share as defined in this Article VII, Section 1, paragraph 5., multiplied by the ratio of the Highest Per Share Price, including any brokerage commissions, transfer taxes and soliciting dealers’ fees, paid by the Interested Shareholder for any shares of Voting Stock acquired by it within the two-year period immediately prior the Announcement Date (the numerator), to the Fair Market Value per share of such class or series on the first day in such two-year period on which the Interested Shareholder acquired the Voting Stock (the denominator); or

(d)
if applicable, the highest preferential amount per share to which the holders of shares of such Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

B.
The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such Voting Stock. If the Interested Shareholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it. The consideration to be received pursuant to this provision shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

C.
During such portion of the three-year period preceding the announcement date that such Interested Shareholder has become an Interested Shareholder and except as approved by a majority of the Disinterest Directors:

(a)
there shall have been no failure to declare and pay at the regular date any full quarterly dividends (whether or not cumulative) on any outstanding stock having preference over the Common Stock as to dividends or liquidation;

(b)
there shall have been (i) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), and (ii) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, and (iii) no such Interested Shareholder who has become the Beneficial Owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

(c)
Unless approved by a majority of the Disinterested Directors, no Interested Shareholder shall have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Affiliated Transaction or otherwise, during the three-year period preceding the date the Interested Shareholder became an Interested Shareholder.

D.
A proxy or information statement describing the proposed Affiliated Transaction and materially complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules, or regulations) shall be mailed to shareholders of the Corporation at least 30 days prior to the consummation of such business combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

Section 4 - Board Discretion: A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine for the purposes of this Article VII, on the basis of information known to them after reasonable inquiry: (i) whether a person is an Interested Shareholder; (ii) the number of shares of Voting Stock beneficially owned by any person; (iii) whether a person is an Affiliate or Associate of another; and (iv) whether the assets which are the subject of any Affiliated Transaction have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Affiliated Transaction has, an aggregate Fair Market Value equal to or greater than 25% of the combined assets of the Corporation and its Subsidiaries. A majority of the Disinterested Directors shall have the further power to interpret all of the terms and provisions of this Article VII.

Section 5 - Interested Shareholder’s Duty: Nothing contained in this Article VII shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

Section 6 - Amendment: Notwithstanding any other provisions of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, or these Articles of Incorporation, the affirmative vote of the holders of at least two thirds of the voting power of all of the then-outstanding shares of the Voting Stock (after giving effect to the provisions of Article III of these Articles of Incorporation), voting together as a single class, shall be required to alter, amend or repeal this Article VII.

ARTICLE VIII - CONTROL SHARE ACQUISITIONS

It is the intent of the Organizers of the Corporation that the provisions of the “Florida Control-Share Acquisitions” statute, Section 607.0902, Florida Statutes, shall apply to acquisitions of the Corporation’s shares by a person acting alone or as part of a group which would result in an Acquiring Person, as defined herein, owning Control Shares of the Corporation, except for those acquisitions where:

1.
A person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing this section when that person is not able to exercise or direct the exercise of votes without further instruction from others; or

2.	the acquisition is made in good faith and not for the purpose of circumventing this section in any of the following circumstances:

(a)
Shares acquired in any distribution conducted by the Corporation through any public or private offering or acquired pursuant to any warrant certificate, stock option plan or other employee benefit plan.

(b)	Pursuant to the laws of descent and distribution.

(c)	By a donee under an inter vivos gift.

(d)
Pursuant to a transfer between or among immediate family members, or between or among persons under direct common control or who are members of a control group. An “immediate family member” is any relative or spouse of a person, or any relative of such spouse, who has the same home as such person.

(e)	Pursuant to the satisfaction of a pledge or other security interest.

(f)
Pursuant to a merger or plan of consolidation or share exchange effected in compliance with the Florida Statutes, if the Corporation is a party to the agreement of merger or plan of consolidation or share exchange.

(g)
From any person whose previous acquisition of Control Shares would have constituted a Control-Shares Acquisition, but for this Section 7 Subsection C. (other than this Subsection [g]), provided the acquisition does not result in the Acquiring Person holding voting power within a higher range of voting power than that of the person from whom the Control Shares were acquired.

(h)
Acquisition by a person of additional shares within the range of voting power for which such person has received approval pursuant tot the Control Share Statute or within the range of voting power resulting from shares acquired in a transaction described in this Section 7 Subsection C.

(i)	An increase in voting power resulting from any action taken by the Corporation, provided the person whose voting power is thereby affected is not an Affiliate of the Corporation.

(j)	Pursuant to the solicitation of proxies subject to Regulation 14A under the Securities and Exchange Act of 1934 or Chapter 607, Florida Statutes.

ARTICLE IX - ACQUISITION OFFERS

The Board of Directors of the Corporation, when evaluating any offer of another Person to:

1.	make a tender or exchange offer for any equity security of the Corporation;

2.	merge or consolidate the Corporation with another corporation or entity; or

3.	purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation,

shall, in connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its shareholders, give due consideration to all relevant factors, including, without limitation, the social and economic effect of acceptance of such offer on the Corporation’s present and future customers and employees and those of its Subsidiaries (as defined in Article VII); on the communities in which the Corporation and its Subsidiaries operate or are located; on the ability of the Corporation to fulfill its corporate objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of such institution(s) under applicable statutes and regulations.

ARTICLE X - PREEMPTIVE RIGHTS

The Corporation elects to not have preemptive rights as set forth in Section 607.0630, Florida Statutes.

ARTICLE XI - INDEMNIFICATION

Section 1 - General: The Corporation shall indemnify any officer, director, employee or agent of the Corporation to the fullest extent authorized by Section 607.0850, Florida Statutes, as it now exists or may hereafter be amended, but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment. This includes, but is not limited to, any person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, reasonably incurred or suffered by such person in connection therewith.

Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnity in connection with an action, suit or Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. Such right shall be a contract right and shall include the right to be paid by the Corporation for all expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Article or otherwise.

Section 2 - Failure to Pay Claim: If a claim under Section 1 of this Article is not paid in full be the Corporation within 90 days after a written claim has been received by the Corporation, the claimant may at anytime thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under Section 607.0850 for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 607.0850, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

Section 3 - Other Rights: The rights conferred on any individual by Sections 1 and 2 of this Article shall not be exclusive of any other right which such individual may have or hereafter acquire under any statute, provision of these Articles of Incorporation, Bylaws of the Corporation, agreement, vote of shareholders or Disinterested Directors or otherwise.

Section 4 - Insurance: The Corporation may maintain insurance, at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under Section 607.0850.

Section 5 - Personal Liability: A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any statement, vote, decision or failure to act regarding corporate management or policy except as provided under Florida law. If Section 607.0850 is amended after adoption of these Articles of Incorporation and such amendment further eliminates or limits the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted under Florida law.

Any repeal or modification of the foregoing paragraph by the shareholders or the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XII - AMENDMENT

The Corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation in the manner prescribed by the laws of the State of Florida, and all rights conferred upon shareholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least two thirds of the voting power of all of the then-outstanding shares of the Capital stock of the Corporation entitled to vote generally in the election of directors (after giving effect to the provisions of Article III), voting together as a single class, shall be required to amend or repeal this Article XII, Article VII, Article VIII, or Article IX.

[ Signature follows this page ]

IN WITNESS OF THE FOREGOING, the undersigned has executed these amended and restated Articles of Incorporation on this 1st day of November, 2006.

By:	/s/ H.D. Haughton
Herbert D. Haughton, Incorporator